Exhibit 8
SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (this "Agreement") is entered into as of February 6th, 2011 ("Effective Date"), by and among H.S.N. General Managers Holdings LP., an Israeli Limited Partnership (Reg. No. 55-022309-3) of 4 Berkovitz Street (at Erdinast Ben Nathan & Co.), Tel Aviv, Israel 64238 (the "Seller") and A.O. Tzidon (1999) Ltd., an Israeli private company (Reg. N. 51-272085-5, and/or Mr. Aviv Tzidon, an Israeli citizen (I.D. No. 054502422), both of 12 Zlocisti Street, Tel Aviv, Israel (collectively, the "Purchaser"). The Seller and the Purchaser shall hereinafter be referred to as the "Parties".

WITNESSETH:

WHEREAS,	As of the date hereof, the Seller is a shareholder of R.V.B. Holdings Ltd., an Israeli company (the "Company"); and

WHEREAS,
the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, the Seller's entire holdings in the Company, all pursuant and subject to the terms and conditions of this Agreement; and

WHEREAS,	the Seller and the Purchaser wish to enter into this Agreement which shall regulate the sale and purchase of Seller's holdings in the Company.

NOW THEREFORE, the Parties hereby agree as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1.	The Preamble and Schedules hereto form an integral part hereof.

1.2.	Unless the context otherwise requires, words denoting the singular number only shall include the plural and vice versa. Masculine terms shall include the feminine gender.

1.3.	Headings in this Agreement are inserted for convenience only and shall not affect the construction of this Agreement.

1.4.	The following expressions shall have the meanings set forth below, unless specifically stated otherwise herein or unless the context requires otherwise:

1.4.1.
"Applicable Laws" means the laws of the State of Israel, including all statutes, rules, regulations, ordinances, principles of common law, judgments, decrees and orders, all as amended from time to time, whether national or local.

1.4.2.	"Business Day" means Sunday to Thursday, inclusive, with the exception of any day which is recognized by the Bank of Israel as not being a business day.

1.4.3.
"Greenstone Option" means that certain option granted by the Purchaser to Greenstone Industries Ltd., an Israeli publicly traded company (Reg. No. 52-003134-5) to purchase ordinary shares of the Company, to be exercised by Greenstone no later than March 16, 2011.

1.4.4.
"Liens" means any charges, claims, conditional sale or other title retention agreements, encumbrances, equitable interests, liens, options, pledges, reservations, rights of first refusal, security interests, statutory liens, warrants, or restrictions of any kind, including any restrictions on the use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

1.4.5.	"Purchased Shares" means 20,000,000 ordinary shares of the Company of a nominal value of 1 NIS each, owned by the Seller, which constitute the Seller's entire holdings in the Company.

2.	THE TRANSACTION

2.1.
Sale and Purchase. At the Closing and subject to and upon the terms and conditions of this Agreement, the Seller shall sell, assign, transfer and deliver to the Purchaser and the Purchaser shall purchase from the Seller, all of the Purchased Shares, free and clear of any Liens, at a price per share of US$ 0.215 per each Purchased Share (the "Price Per Share"), for an aggregate consideration equal to four million and three hundreds U.S. Dollars (US$ 4,300,000) (the "Purchase Price") (the "Transaction").

2.2.
Except for the representations and warranties set forth in Sections 3 and 4, the Transaction contemplated hereunder is made on an "AS-IS" basis without any representation or warranty by the Seller in relation to the Purchased Shares and/or the assets, liabilities or condition of the Company.

3.	SELLER REPRESENTATIONS AND WARRANTIES

3.1.	The Seller hereby represents and warrants to the Purchaser, and acknowledges that the Purchaser is entering into this Agreement in reliance thereon, as follows:

3.1.1.	Ownership of Shares. The Seller is the lawful owner, beneficially and of record, of the Purchased Shares free and clear of all Liens.

3.1.2.	Authorization; Approvals. All corporate actions on the part of the Seller necessary for the transfer of the Purchased Shares to the Purchaser have been (or will be) taken prior to the Closing.

3.1.3.	Enforceability. This Agreement when executed and delivered by the Seller will constitute the valid, binding and enforceable obligations of the Seller.

3.1.4.
The Seller is knoweldgabe of the Company’s financial status and amount of cash held by the Company in its bank accounts and the Seller shall have no claim and/or demand whatsoever against the Purchaser in respect of the Price Per Share to be paid by the Purchaser to the Seller.

4.	PURCHASER REPRESENTATIONS AND WARRANTIES

4.1.	The Purchaser hereby represents and warrants to the Seller, and acknowledges that the Seller is entering into this Agreement in reliance thereon, as follows:

4.1.1.
Authorization; Approvals.  All corporate and others actions on the part of the Purchaser necessary for the purchase of the Purchased Shares from the Seller have been (or will be) taken prior to the Closing.

4.1.2.	Enforceability. This Agreement when executed and delivered by the Purchaser will constitute the valid, binding and enforceable obligations of the Purchaser.

4.1.3.
The Purchaser is knoweldgabe of the Company’s financial status and amount of cash held by the Company in its bank accounts and the Purchaser shall have no claim and/or demand whatsoever against the Seller in respect of the Price Per Share to be paid by the Purchaser to the Seller.

4.1.4.
Financial Resources. The Purchaser shall have at the Closing the financial capability and resources necessary to perform its obligations hereunder and consummate the Transaction contemplated hereby, including payment to the Seller of the Purchase Price.

5.	THE CLOSING

5.1.
Condition Precedent to Closing. The closing of the Transaction contemplated hereunder is subject and contingent upon the exercise of the Greenstone Option (the "Option Exercise"). Immediately following the Option Exercise the Purchaser shall inform the Seller in writing of such event (the "Notice").

5.2.
The Closing Date. The Closing of the Transaction shall occur simultaneously with, and be subject to, the closing of the Greenstone Option and shall take place on such date, time and location as shall be agreed upon between the parties (the "Closing" and the "Closing Date").

5.3.
Transactions at the Closing. At the Closing, the following transactions be deemed to have occurred simultaneously, whereas no action shall be deemed to have been completed or any document delivered until all other actions have been completed and all required documents have been delivered:

5.3.1.
The Seller shall deliver to the Purchaser an original share certificate evidencing the Purchased Shares, a copy of which is attached hereto as Exhibit 5.3.1(a) and duly execute share transfer deeds with respect to the transfer of the Purchased Shares, in the form attached hereto as Exhibit 5.3.1(b).

5.3.2.
The Purchaser shall pay the Seller the Purchase Price by wire transfer in immediately available funds to the following Israeli bank account designated by the Seller: Bank [_____], branch [____], account number [_______], IBAN [___________]. The Purchase Price shall be paid in U.S. Dollars.

5.3.3.
Tax Withholding. At or prior to the Closing, the Seller shall provide the Purchaser with a Certificate of Tax Exemptions which provides for a complete exemption from withholding with respect to all of the Seller's limited partners and the Purchaser shall pay the Seller the Purchase Price in its entirety in accordance with Section 2.1 above and shall not deduct or withhold any amounts from the Purchase Price. Should the Seller not provide with said withholding tax exemption the Purchaser shall withhold tax as required by law.

5.3.4.	The Seller shall provide the Purchaser with a signed notice of resignation of Nir Dor from the Board of Directors of the Company.

6.	TERMINATION

6.1.	In the event that the Closing shall not occur until April 15, 2011, each of the Parties may terminate this Agreement by a written notice to the other Party thereafter.

7.	MISCELLANEOUS

7.1.
Public Announcements. No Party shall issue or cause to be issued any press release or make any other public announcement relating to this Agreement or the Transaction without prior written approval by the other Party; provided, however, that each Party reserves the right, without any other Party’s prior written consent, to make any public disclosure it believes in good faith is required by Applicable Laws (including securities laws or securities listing standards), in which case the disclosing Party agrees to use reasonable efforts to advise, and consult and coordinate with the other Parties prior to making such disclosure. This Section 7.1 shall survive the termination of this Agreement.

7.2.
Further Actions and Cooperation. The Parties shall use their reasonable commercial efforts to act, do, sign and execute all documents, instruments and deeds required for the purpose of implementing the terms of this Agreement and the Transaction as well as taking such reasonable commercial efforts, at the reasonable request of another Party hereto, to act, execute and deliver such documents, instruments and deeds as may be necessary in order to effectuate the purposes of this Agreement and the Transaction, and to take, or cause to be taken, such further actions as may be necessary or desirable for effecting the consummation of this Agreement and the Transaction.

7.3.	Expenses. Each Party shall pay its own costs and expenses with respect to the negotiation, execution, delivery and performance of this Agreement and the consummation of the Transaction.

7.4.
Entire Agreement; Amendment. This Agreement together with its Exhibits hereto and other documents contemplated hereby to be delivered by the Parties, reflects the entire understanding of the Parties, superseding all prior agreements or understandings relating to any of the subject matters hereof. No modification or amendment of the terms and conditions herein shall be effective unless made in writing and signed by both Parties by their respective duly authorized signatories.

7.5.
Delays or Omissions. No failure or delay by a Party in exercising any claim, remedy, right, power or privilege under this Agreement shall operate as a waiver nor shall any single or partial exercise of any claim, remedy, right, power or privilege preclude any further exercise thereof or exercise of any other claim, right, power or privilege, nor shall it be construed to be a waiver of any such breach or default or a waiver of in any similar breach or default occurring thereafter

7.6.	Successors and Assigns. Except as set forth herein, the Purchaser may not assign its rights, privileges or obligations under this Agreement without the express written consent of the Seller.

7.7.	No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies on any person other than the Parties and their respective legal successors and permitted assignees.

7.8.	Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall be deemed to constitute one and the same instrument.

7.9.
Severability. If any provision of this Agreement shall be found by any court or administrative body of competent jurisdiction to be invalid or unenforceable the invalidity or unenforceability of such provision shall not affect the other provisions of this Agreement and all provisions not affected by such invalidity or unenforceability shall remain in full force and effect. The Parties hereby agree to substitute any invalid or unenforceable provision with a valid or enforceable provision which achieves to the greatest extent possible the economic, legal and commercial objects of the invalid or unenforceable provision.

7.10.
Notices. All notices, requests, demands and other communications hereunder shall be in writing, and shall be deemed to have been duly given if delivered by overnight courier, sent by registered mail to the respective Parties or personally delivered, addressed as follows:

If to Seller:
H.S.N. General Managers Holdings LP. (at Erdinast Ben Nathan & Co.)
4 Berkovitz Street,
Tel-Aviv, Israel, 64238
Attention: Mr. Giora Erdinast, Adv.
Facsimile No.: +972-3-7770101
E-mail: erdinast@ebnlaw.co.il

If to urchaser:	Mr. Aviv Tzidon 12 Zlocisti Street, Tel Aviv, Israel E-mail: avivtzidon@gmail.com

With a copy to:	Yigal Arnon & Co. 1 Azrieli Center, Tel Aviv, 67021 Attention : Ms. Orly Tsioni, Adv. Facsimile No. : 972-3-6087713 E-mail: orly@arnon.co.il or to such other address as the Seller or the Purchaser may designate by written notice to the other Parties. Any such notices, requests, demands or other communications shall be deemed to have been duly given when received if delivered personally or, if mailed by registered mail, on the date five (5) days after the date so deposited in the mails, postage prepaid, or on the day following the day sent if sent by prepaid overnight delivery service. Notices, requests and other communications hereunder may be delivered by electronic facsimile transmission (fax) or by e-mail if confirmation by sender with respect to such mail is made within one (1) Business Day by mail or personal delivery. All periods of notice shall be measured from the date of deemed delivery thereof.

7.11.
Governing Law and Jurisdiction. This Agreement shall be governed and construed under the laws of the State of Israel and the exclusive place of jurisdiction with respect to any matter arising out of or in connection with this Agreement shall be the competent courts in the Central District or Tel Aviv-Jaffa District.

7.12.
Limitation on Liability. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR SPECIAL, INCIDENTAL, INDIRECT, COLLATERAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH ANY CLAIMS, LOSSES, DAMAGES, OR INJURIES ARISING OUT OF A BREACH OF THIS AGREEMENT AND/OR THE CONDUCT OF THE PARTIES PURSUANT TO THIS AGREEMENT.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

/S/ H.S.N. General Managers Holdings LP. By: Nir Dor Title:__________________	/S/ Aviv Tzidon
/S/ A.O. Tzidon (1999) Ltd. By: Aviv Tzidon Title: Director

EXHIBIT 5.3.1(A)

Copy of Share Certificate

EXHIBIT 5.3.1(B)

The undersigned, H.S.N. General Managers Holdigns LP (the "Transferor"), hereby transfers to ___________________ (the "Transferee"), 20,000,000 Ordinary Shares, par value NIS 1.00 each, of R.V.B. Holdings Ltd., company number 520043621, free and clear of any pledge, lien, encumbrance or any third party right; and I, the Transferee, do hereby agree to take the said shares subject to the aforesaid terms and conditions.

In witness whereof we have hereunto set our hands this __ day of _____________, 2011.

H.S.N. General Managers LP

Witness	Witness